CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

OF

THE CUSHING® MLP TOTAL RETURN FUND

WHEREAS, this amendment to the Second Amended and Restated Agreement and Declaration of Trust, dated May 12, 2011 and as amended through the date hereof (the “Declaration of Trust”), of The Cushing MLP Total Return Fund, a Delaware statutory trust (the “Trust”), has been approved by the Trustees in accordance with Article IX, Section 10 thereof;

WHEREAS, pursuant to this Certificate of Amendment, the name of the Trust will be changed to “The Cushing MLP & Infrastructure Total Return Fund;”

NOW, THEREFORE

1. Section 1 of the Declaration of Trust is hereby amended and restated in its entirety to read as follows:

Section 1. Name. The name of the Trust continued by this Declaration of Trust is “The Cushing MLP & Infrastructure Total Return Fund” and the Trustees shall conduct the business of the Trust under that name or any other name or names as they may from time to time determine and the Trustees may, without Shareholder approval, change the name of the Trust or any Series or Class thereof. In the event of any such change, the Trustees shall cause notice to be given to the affected Shareholders within a reasonable time after the implementation of such change.

2. This Certificate of Amendment shall be effective as of the effective date of the Certificate of Amendment to the Certificate of Trust of the Trust, to be executed by a Trustee of the Trust and filed with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this Certificate of Amendment as of the 20th day of February, 2018. This Certificate of Amendment may be executed in two or more counterparts that shall collectively constitute one and the same instrument.

/s/ Brian R. Bruce
Brian R. Bruce Trustee

/s/ Brenda A. Cline
Brenda A. Cline Trustee

/s/ Ronald P. Trout
Ronald P. Trout Trustee

/s/ Jerry V. Swank
Jerry V. Swank Trustee